Exhibit 5.1

DAVIDOFF HUTCHER & CITRON LLP

605 Third Avenue, 34th Floor

New York, New York 10158

May 29, 2026

JAB ACQUISTION CORP i

270 Sylvan Avenue.

Suite 2230

Englewood Cliffs, NJ 07632

Re:	Registration Statement on Form S-1
(No. 333-296035)

Ladies and Gentlemen:

We have acted as counsel for JAB Acquisition Corp I, a Cayman Islands exempted company with limited liability corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (File No. 333-296035) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (i) 15,000,000 units (the “Units”), with each Unit consisting of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), one redeemable warrant (the “Warrants”) entitling the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment, and one right to receive one-fourth (1/4th) of an Ordinary Share (the “Rights”); (ii) up to 2,250,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option; (iii) all Ordinary Shares, Warrants and Rights issued as part of the Units and Over-Allotment Units; and (iv) all Ordinary Shares issuable upon conversion of the Warrants and Rights included in the Units and Over-Allotment Units. All of the afore-mentioned Ordinary Shares, Warrants and Rights are being sold by the Company.

In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto will have become effective and the Units, Ordinary Shares, Warrants and Rights will be sold in the manner described in the Registration Statement and the Prospectus relating thereto.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreements governing the Units, the Warrants and the Rights contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

Based upon the foregoing, we are of the opinion that the Ordinary Shares, the Warrants (including the Warrants issuable in connection with the Over-Allotment Units), the Rights (including the Rights issuable in connection with the Over-Allotment Units), the Units and the Over-Allotment Units, if and when paid for in accordance with the terms of the underwriting agreement between the Company and the representative of the underwriters in the offering, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

May 29, 2026

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Sincerely,

/s/: Davidoff Hutcher & Citron LLP
Davidoff Hutcher & Citron LLP

cc:	JAB Acquisition Corp I